SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                               (Amendment No.1)*

                        Transcept Pharmaceuticals, Inc.
                                (Name of Issuer)

                    Common Stock, $.001 Par Value Per Share
                         (Title of Class of Securities)


                                   89354M106
                                 (CUSIP Number)


                               December 31, 2012
            (Date of Event Which Requires Filing of this Statement)


      Check  the  appropriate  box  to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 16 Pages)
---------------
      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.89354M106                13G                Page 2 of 16 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Management, L.P.


-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                          (see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             0
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions)       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0.00%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             PN
-----------------------------------------------------------------------------

CUSIP No. 89354M106                13G                Page 3 of 16 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Associates, LLC


-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             0
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions)       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0.00%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO - limited liability company
-----------------------------------------------------------------------------

CUSIP No. 89354M106                13G                Page 4 of 16 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Offshore Master Fund, L.P.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             0
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)      [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0.00%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             PN
-----------------------------------------------------------------------------

CUSIP No. 89354M106                13G                Page 5 of 16 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Offshore GP, LLC


-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             0
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)      [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0.00%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO - limited liability company
-----------------------------------------------------------------------------

CUSIP No. 89354M106                13G                Page 6 of 16 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Hybrid Offshore Master Fund, L.P.


-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             0
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)      [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0.00%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             PN
-----------------------------------------------------------------------------

CUSIP No. 89354M106                13G                Page 7 of 16 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Hybrid Offshore GP, LLC


-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             0
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)      [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0.00%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO - limited liability company
-----------------------------------------------------------------------------

CUSIP No. 89354M106                13G                Page 8 of 16 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Group, LLC


-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             0
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)      [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0.00%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO - limited liability company
-----------------------------------------------------------------------------

CUSIP No. 89354M106                13G                Page 9 of 16 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            Arthur Cohen

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             0
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)      [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0.00%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             IN
-----------------------------------------------------------------------------

CUSIP No. 89354M106                13G                Page 10 of 16 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            Joseph Healey


-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             0
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)      [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0.00%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             IN
-----------------------------------------------------------------------------

CUSIP No. 89354M106                13G                Page 11 of 16 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Long Offshore Master Fund, L.P.


-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             0
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)      [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0.00%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             PN
-----------------------------------------------------------------------------

CUSIP No. 89354M106                13G                Page 12 of 16 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            HealthCor Long Master GP, LLC


-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(see instructions)
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             0
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)      [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0.00%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             OO - limited liability company
-----------------------------------------------------------------------------

CUSIP No. 89354M106                13G                 Page 13 of 16 Pages


Item  1(a). Name of Issuer:
            Transcept Pharmaceuticals, Inc.

Item  1(b). Address of Issuer's Principal Executive Offices:
            1003 West Cutting Boulevard, Suite #110, Pt. Richmond, California 94804

Item 2(a, b, c).     Name of Person Filing:

      (i) HealthCor Management, L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

      (ii) HealthCor Associates, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

      (iii) HealthCor Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

      (iv) HealthCor Offshore GP, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

      (v) HealthCor Hybrid Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

      (vi) HealthCor Hybrid Offshore GP, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

      (vii) HealthCor Group, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

      (viii) Joseph Healey, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

      (ix) Arthur Cohen, 12 South Main Street, #203 Norwalk, Ct 06854;

      (x) HealthCor Long Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019; and

      (xi) HealthCor Long Master GP, LLC., a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019.

      Both Mr. Healey and Mr. Cohen are United States citizens.

      The persons at (i) through (xi) above are collectively referred to herein as the "Reporting Persons".

CUSIP No. 89354M106                13G                 Page 14 of 16 Pages


Item  2(d). Title of Class of Securities: Common Stock, $.001 Par Value Per
            Share(the "Common Stock")

Item 2(e).  CUSIP Number:  89354M106

Item 3.     Not applicable.

Item 4.     Not applicable.


Item 5.     Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
            Not Applicable

Item 8.     Identification and Classification of Members of the Group.
            See Exhibit I.

Item  9.    Notice of Dissolution of Group.
            Not Applicable

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Acquisition Statement, dated as of February 13, 2013.

CUSIP No. 89354M106                13G                Page 15 of 16 Pages



                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: February 13, 2013

            HEALTHCOR MANAGEMENT, L.P.

                  By: HealthCor Associates, LLC, its general partner

                  By: /s/ John H. Coghlin
                      -------------------------------------
                  Name: John H. Coghlin
                  Title: General Counsel


            HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.


                  By: HealthCor Group, LLC, its general partner

                  By: /s/ John H. Coghlin
                      -------------------------------------
                  Name: John H. Coghlin
                  Title: General Counsel

            HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.


                  By: HealthCor Group, LLC, its general partner

                  By: /s/ John H. Coghlin
                      -------------------------------------
                  Name: John H. Coghlin
                  Title: General Counsel

CUSIP No. 89354M106                13G                Page 16 of 16 Pages



            HEALTHCOR LONG MASTER GP, LLC, for itself and as general partner of behalf of HEALTHCOR LONG OFFSHORE MASTER FUND, L.P.


                  By: HealthCor Group, LLC, its general partner

                  By: /s/ John H. Coghlin
                      -------------------------------------
                  Name: John H. Coghlin
                  Title: General Counsel


            HEALTHCOR ASSOCIATES, LLC

                  By: /s/ John H. Coghlin
                      -------------------------------------
                  Name: John H. Coghlin
                  Title: General Counsel

            HEALTHCOR GROUP, LLC

                  By: /s/ John H. Coghlin
                      -------------------------------------
                  Name: John H. Coghlin
                  Title: General Counsel

            JOSEPH HEALEY, Individually

                      /s/ Joseph Healey
                      -----------------------------------

            ARTHUR COHEN, Individually

                      /s/ Arthur Cohen
                      -----------------------------------

                                   EXHIBIT 1

             JOINT ACQUISITION STATEMENT PURSUANT TO RULE 13d-1(k)

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: February 13, 2013


            HEALTHCOR MANAGEMENT, L.P.

                  By: HealthCor Associates, LLC, its general partner

                  By: /s/ John H. Coghlin
                      -------------------------------------
                  Name: John H. Coghlin
                  Title: General Counsel


            HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.


                  By: HealthCor Group, LLC, its general partner

                  By: /s/ John H. Coghlin
                      -------------------------------------
                  Name: John H. Coghlin
                  Title: General Counsel

            HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.


                  By: HealthCor Group, LLC, its general partner

                  By: /s/ John H. Coghlin
                      -------------------------------------
                  Name: John H. Coghlin
                  Title: General Counsel

            HEALTHCOR LONG MASTER GP, LLC, for itself and as general partner of behalf of HEALTHCOR LONG OFFSHORE MASTER FUND, L.P.


                  By: HealthCor Group, LLC, its general partner

                  By: /s/ John H. Coghlin
                      -------------------------------------
                  Name: John H. Coghlin
                  Title: General Counsel


            HEALTHCOR ASSOCIATES, LLC

                  By: /s/ John H. Coghlin
                      -------------------------------------
                  Name: John H. Coghlin
                  Title: General Counsel

            HEALTHCOR GROUP, LLC

                  By: /s/ John H. Coghlin
                      -------------------------------------
                  Name: John H. Coghlin
                  Title: General Counsel

            JOSEPH HEALEY, Individually

                  /s/ Joseph Healey
                  -----------------------------------

            ARTHUR COHEN, Individually

                  /s/ Arthur Cohen
                  -----------------------------------